Exhibit 10.2
THE ALLSTATE CORPORATION

ANNUAL EXECUTIVE INCENTIVE PLAN

1. Purposes.

The purpose of the Plan is to enhance the Company's ability to attract and retain highly qualified executives, link compensation with the Company's annual financial and operating goals, and provide such executives with cash incentives to link the success of the Company and its Subsidiaries with compensation.

2. Definitions.

The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

a. "Award" means the cash amount payable to a Participant for a Fiscal Year subject to the terms of the Plan.

b. "Board" means the Board of Directors of The Allstate Corporation.

c. "Business Unit" means any operating unit of The Allstate Corporation or any of its Subsidiaries, including but not limited to, the property and casualty business, the life business, the investments business, or the international business.

d. "Code" means the Internal Revenue Code of 1986, as amended.

e. "Committee" means the committee designated pursuant to Section 3 that administers the Plan.

f. "Company" means The Allstate Corporation.

g. "Fiscal Year" means the calendar year.

h. "Participant" means each employee of the Company or a Subsidiary who is selected by the Committee to be a participant in the Plan.

i. "Performance Measures" means one or more measures of performance as determined by the Committee, including but not limited to: sales; revenues; premiums; financial product sales; earnings per share; stockholder return or value; funds from operations; operating income; gross income; net income; combined ratio; underwriting income; cash flow; return on equity; return on capital; return on assets; values of assets; market share; net earnings; earnings before interest; operating ratios; stock price; customer satisfaction; customer retention; customer loyalty; strategic business criteria based on meeting specified revenue goals, market penetration goals, investment performance goals, business expansion goals or cost targets; accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; profit returns and margins; financial return ratios; market performance; or risk-based capital goals or returns. Performance Measures may be based solely on a corporate, Subsidiary, Business Unit or other grouping basis, or a combination thereof. Performance Measures may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

j. "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

k. "Plan" means the Annual Executive Incentive Plan, as may be amended from time to time.

l. "Retirement" unless otherwise provided by the Committee, means the date on which a Participant terminates employment with the Company and all Subsidiaries, if such termination occurs on or after the date the Participant attains age fifty-five (55) with ten (10) years of service, or age sixty (60) with five (5) years of service.

m. "Section 16 Officer" means any Participant who is an "officer" of the Company or a Subsidiary as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

n. "Subsidiary" means any corporation, business trust, limited liability company, or partnership with respect to which the Company owns, directly or indirectly, (a) more than 50% of the equity interests or partnership interests or (b) Voting Securities representing more than 50% of the aggregate Voting Power of the then-outstanding Voting Securities.

o. “Voting Power” means the combined voting power of the then-outstanding Voting Securities entitled to vote generally in the election of directors.

p. “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

3. Administration of the Plan.

a. The Plan shall be administered by the Compensation and Succession Committee of the Board or such other committee as the Board shall select. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

b. The Committee shall have the authority to make all determinations it deems necessary or advisable for the administration of the Plan, including, without limitation, (i) selection of Participants, (ii) interpretation of the terms of the Plan, (iii) subject to the limitations set forth herein, determination of the timing and amount of Awards made to each Participant, (iv) selection of Performance Measures and other material terms applicable to Awards, and (v) determinant of the extent to which the performance goals and any other material terms of Awards were satisfied. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, the Participants, and their estates and beneficiaries.

4. Awards.

a. In General. Awards under the Plan shall consist of annual incentive awards payable in cash. All employees of the Company and its Subsidiaries are eligible to be selected to be Participants. The Committee will select the employees who will receive Awards. Only employees who are selected by the Committee to receive Awards shall be Participants in the Plan.

b. Awards. Awards provided under the Plan shall be based on terms and conditions established by the Committee in its sole discretion. Such Awards may, but need not, be expressed as an incentive pool and may be based upon attainment of Performance Measures or such other measures or goals as the Committee may designate. The Committee may condition payment of such an Award upon the satisfaction of such objective or subjective goals or standards as the Committee shall determine to be appropriate, in its sole discretion, and shall retain the discretion to increase or reduce the amount of any Award that would otherwise be payable to a Participant, including a reduction in such amount to zero. The maximum amount that may be paid to any one Participant pursuant to an Award for any Fiscal Year shall be $10,000,000.

5. Payment of Awards.

a. Unless the Committee or a Participant elects to defer payment of Awards, Awards under the Plan shall be paid to Participants as soon as practicable after (i) the Committee determines the extent to which the applicable Performance Measures and any other material terms were in fact satisfied, and (ii) the end of the Fiscal Year to which performance relates; provided, however, that, unless deferred as provided in this Section 5.a., an Award shall be paid no later than March 15 of the year following the Fiscal Year to which performance relates. The Committee may elect, in its sole discretion and without Participant consent, to defer the payment of all or part of one or more Awards provided it establishes the terms of such deferred payment in a manner that does not cause an amount to be subject to taxation under Section 409A of the Code. At the discretion of the Committee, Participants may also be permitted to elect to defer payment of all or part of one or more Awards in a manner that does not cause an amount to be subject to taxation under Section 409A of the Code. Any such deferred Awards shall be paid in accordance with the terms and conditions of the applicable deferred compensation arrangement.

b. Awards shall be paid in cash, less required withholding.

c. To be entitled to receive payment of an Award earned pursuant to the terms of the Plan, except as provided in Section 5.e. below, a Participant must remain actively employed by the Company or a Subsidiary through the end of the Fiscal Year to which performance relates (or through such later date as may be specified by the Committee); provided, however, that Awards shall in all events remain subject to the Committee's discretion to reduce or eliminate Awards in its discretion.

d. Failure to satisfy the employment condition set forth in Section 5.c. shall result in forfeiture of any Award that otherwise would have been earned.

e. If a Participant's employment terminates due to the Participant's death, Retirement or disability prior to satisfaction of the employment condition set forth in Section 5.c., and the Committee has not reduced such Participant's Award to zero, the Participant's Award, which shall be based on actual performance through the end of the Fiscal Year, will be prorated based on the number of half months the Participant was employed and eligible to be a Participant during the Fiscal Year. The Committee shall determine in its sole discretion whether a Participant's termination constitutes Retirement or is due to disability.

f. Prorated Awards will be paid at the same time as other Awards for the applicable Fiscal Year.

g. For Awards paid prior to March 15, 2020, in the event of a restatement of the Company's financial results to correct a material error or inaccuracy resulting in whole or in part from the fraud or intentional misconduct of a Section 16 Officer, as determined by the Board or a committee thereof, the Board or the Committee (i) will review or cause to be reviewed all Awards paid to the Section 16 Officer pursuant to the Plan on the basis of having met or exceeded Performance Measures(s) or other measures or goals for Fiscal Years beginning after December 31, 2008, to the extent the Awards relate, in whole or in part, to the periods with respect to which the financial statements are restated and, if a lesser Award or Awards would have been paid to the Section 16 Officer based upon the restated financial results, the Board or the Committee shall have the authority, to the extent permitted by applicable law, to recover or cause to be recovered for the benefit of the Company the amount by which such Section 16 Officer's Award(s) for the restated period(s) exceeded such lesser Award or Awards, plus a reasonable rate of interest and (ii) in addition to the foregoing, to the extent permitted by applicable law, may take or cause to be taken for the benefit of the Company such additional action(s) deemed by the Board or Committee to be appropriate including, without limitation, cancellation of such Section 16 Officer's outstanding Award opportunities and recovery (in whole or in part) of any additional amounts relating to prior Awards paid to such Section 16 Officer under the Plan.

Awards paid on or after March 15, 2020, will be subject to The Allstate Corporation Clawback Policy adopted by the Committee as it may be amended from time to time.

h. While employed and for the one-year period starting on the date of termination of employment, any Participant who has received an Award under the Plan shall not, directly or indirectly:

(i) other than in connection with the good-faith performance of his or her duties as an employee of the Company or any Subsidiary, encourage any employee or agent of the Company or Subsidiary to terminate his or her relationship with the Company or Subsidiary;

(ii) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any employee or agent of the Company or Subsidiary (other than by the Company or its Subsidiaries), or cause or encourage any Person to do any of the foregoing;

(iii) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or its Subsidiaries that would interfere with the relationship between the Company or its Subsidiaries and the employee or agent; or

(iv) interfere with the relationship of the Company or its Subsidiaries with, or endeavor to entice away from the Company or its Subsidiaries, any Person who or which at any time since the Participant’s hire date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company or its Subsidiaries.

If a Participant violates any of the nonsolicitation provisions set forth above, to the extent permitted by applicable law, the Board or the Committee may, for the benefit of the Company, cancel or cause to be cancelled (in whole or in part) any of the Participant’s outstanding Award opportunities and/or recover or cause to be recovered (in whole or in part) any prior Awards paid to the Participant under the Plan on or after the date that is one year prior to the date on which the Participant first violated the nonsolicitation provision(s).

i. While employed and for the one-year period starting on the date of termination of employment, any employee who is eligible to become a Participant under the Plan shall not, directly or indirectly engage in, own or control an interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or company that is a Competitive Business. “Competitive Business” is defined as a business that designs, develops, markets, or sells a product, product line, or service that competes with any product, product line, or service of the division in which Participant works. This Section is not meant to prevent Participant from earning a living, but rather to protect the Company’s legitimate business interests. A Participant is not subject to this non-competition provision if:

(i)    employed in any jurisdiction where the applicable law prohibits the enforcement of this provision; or

(ii) termination of employment occurs during a Post-Change Period and:

(A) the Participant’s Termination of Employment is initiated by the Employer other than for Cause, death, or Disability, or

(B) the Participant is a participant in The Allstate Corporation Change in Control Severance Plan (the "CIC Plan") and the Participant’s Termination of Employment is initiated by the Participant for Good Reason.

Unless otherwise defined herein, capitalized terms used in this Section 5.1(ii) shall have the respective meanings ascribed to them in The Allstate Corporation 2019 Equity Incentive Plan or any successor plan or the award agreements issued thereunder.

If a Participant violates the non-competition provision set forth above, to the extent permitted by applicable law, the Board or the Committee may, for the benefit of the Company, cancel or cause to be cancelled any of the Participant’s outstanding Awards under the Plan.

j. Nothing contained in Sections 5.g., 5.h., or 5.i. shall be deemed to (i) limit any additional legal or equitable rights or remedies the Company may have under applicable law or in any other plan, policy, agreement or arrangement or (ii) affect any other non-solicitation, non-competition or other restrictive covenants to which a Participant is subject. If any of the covenants contained in Section 5.g., 5.h. and 5.i. or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

6. Miscellaneous.

a. All amounts payable hereunder shall be payable only to the Participant, or if the event of the Participant’s death, the Participant’s spouse or, if no spouse exists to the Participant’s estate. The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution.

b. No individual shall have any claim or right to be a Participant in the Plan at any time or, having received an Award in one Fiscal Year, to receive an Award in another Fiscal Year, and any individual's participation in the Plan may be terminated at any time with or without notice, cause or regard to past practices.

c. Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee's compensation not arising under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to dismiss or discharge any employee at any time.

d. The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state or local government with respect to such payments.

e. The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

f. All expenses and costs in connection with the administration of the Plan shall be borne by the Company.

g. The Plan and any agreements entered into thereunder shall be governed by and construed in accordance with the laws of the state of Illinois. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

h. Except as otherwise provided herein, Awards under the Plan are intended to be exempt from Code Section 409A under the short-term deferral rules and the Plan shall be administered and interpreted accordingly. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Award may constitute deferred compensation subject to Code Section 409A, the Committee may take any actions necessary to preserve the intended tax treatment of the benefits provided with respect to the Award. To the extent a Participant is entitled to an Award that constitutes deferred compensation subject to Code Section 409A upon the Participant’s separation from service from the Company, and the Participant is deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then payment of such Award shall not be paid or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Participant’s separation from service with the Company; or (ii) the date of the Participant’s death following such separation from service.

i. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

7. Amendment or Termination of the Plan.

The Board may at any time and from time to time, suspend, terminate, modify or amend the Plan.

8. Effective Date.

On February 19, 2014, the Plan was amended and restated effective upon approval of the material terms of the Plan by the Company's stockholders at the Company's 2014 annual stockholders meeting and shall thereafter remain in effect as provided herein. The Plan was further amended and restated on February 19, 2020, and is amended and restated as set forth herein effective November 17, 2020.